UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

     PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2002

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida		65-0903895

(State or other jurisdiction	(Commission File	(IRS Employer
or incorporation)	Number)	Identification No.)

Suite 325-744 West Hastings Street, Vancouver, British Columbia,
Canada V6C 1A5
(Address of principal executive offices)

(604) 669-4561
(Registrant’s telephone number, including area code)

N/A
____________________________________________________________________________
(Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

          As previously reported, Net 1 has an exclusive marketing license for its UEPS technology and funds transfer system for the world excluding South Africa. The system was first patented in South Africa in 1989 and the European patent was filed in October 1990 and granted in December 1994. The U.S. patent was granted in December 29, 1992. The European Patent Convention provides for an opposition period following the grant of a European patent, and six parties filed an opposition to the grant of the patent on the grounds that the invention was not patentable. As previously disclosed, the case was heard before a Board of the Opposition Division in March 1998 and the patent was upheld. Following the issue of the formal decision a number of the opponents filed a second appeal. The oral proceedings for the second appeal were heard on October 10, 2002 and we are informed that the Appeal Board reversed its earlier decision. Consequently, the patent has been revoked relative to Europe and there will be no possibility of any further appeal. The formal written decision from the Appeal Board should be provided in the next two-to-three months.

          The Company’s patent in the U.S. remains in full force and effect, and Net 1 is not aware of any challenges to the U.S. patent. The economic loss for the Company will be the lost opportunity to collect royalties/fees for patent infringement in Europe. However, the Company’s business plan and forecast did not account for such royalties as a source of revenue either in the short or medium term, as the key to Net 1’s operations in Europe was based on its know-how and ability to exploit the technology rather than based on an exclusive proprietary right. Accordingly, while the Company is disappointed in this ruling, it is not expected to have a material adverse effect on Net 1.

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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

By: /s/ Claude Guerard

Claude Guerard, CEO

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